HK BATTERY TECHNOLOGY, INC.

STOCK CANCELLATION AGREEMENT AND RELEASE

This STOCK CANCELLATION AGREEMENT (the “Cancellation Agreement”) is made and entered into as of the 15 day of March, 2016 (the “Effective Date”), by and between HK Battery Technology, Inc., a Delaware corporation (the “Company”), and Lianyungang HK New Energy Vehicle System Integration Corporation, a company organized under the laws of the People’s Republic of China (“Stockholder”).

WHEREAS, the Company and Stockholder previously entered into that certain Stock Purchase Agreement, dated as of August 21, 2015 and attached hereto as Exhibit A (the “Purchase Agreement”), pursuant to which the Company sold to Stockholder, and Stockholder purchased from the Company, one hundred thirty-two million (132,000,000) shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a purchase price of $0.75 per share, for an aggregate purchase price of ninety-nine million United States dollars ($99,000,000.00), subject to the terms and conditions thereof;

WHEREAS, the Company and Stockholder desire to cancel and terminate five million three hundred thirty-three thousand three hundred thirty-three (5,333,333) of the Shares (the “Cancelled Shares”) and any and all of Stockholder’s rights arising thereunder;

WHEREAS, in exchange for Stockholder’s agreement to cancel and terminate Stockholder’s rights under or arising out of the Cancelled Shares, the Company agrees to pay to Stockholder the amount set forth herein; and

WHEREAS, the Board of Directors of the Company has approved the terms of this Cancellation Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties to this Cancellation Agreement mutually agree as follows:

1.

CANCELLATION OF COMMON STOCK

1.1

Cancellation of Common Stock. Effective as of the Effective Date, in exchange for the consideration provided in Section 1.2 hereof, Stockholder agrees to waive any rights under the terms of the Purchase Agreement with respect to the Cancelled Shares, which waiver Stockholder understands and acknowledges shall include, without limitation, cancellation of the Cancelled Shares.

1.2

Payment. In exchange for Stockholder’s agreement to cancel and terminate the Cancelled Shares as set forth in Section 1.1 hereof and the release of claims as set forth in Section 1.4 hereof, the Company hereby agrees to pay Stockholder an amount equal to four million United States dollars ($4,000,000) (the “Cancellation Price”), subject to withholding for applicable taxes. Payment will be made no later than ninety (90) days from the Effective Date.

1.3

Retained Shares. Nothing in this Cancellation Agreement shall affect the validity of the remaining 126,666,667 shares of Common Stock (the “Retained Shares”) issued pursuant to the Purchase Agreement, or any of Stockholder’s rights thereto.

1.4

Release. Stockholder, for Stockholder and Stockholder’s successors and assigns forever, does hereby unconditionally and irrevocably compromise, settle, remise, acquit and fully and forever release and discharge the Company and its successors, assigns, affiliates, members, officers, employees and agents (collectively, the “Released Parties”) from any and all claims, counterclaims, set-offs, debts, demands, choses in action, obligations, remedies, suits, damages and liabilities in connection with any rights arising under or in connection with the Cancelled Shares, whether now known or unknown or suspected or claimed, whether arising under common law, in equity or under statute, which Stockholder or Stockholder’s successors or assigns ever had, now have, or in the future may claim to have against the Released Parties and which may have arisen at any time on or prior to the date hereof.

1.5

Deliveries. On the Effective Date, Stockholder shall deliver to the Company the original stock certificate evidencing the Shares. The Company shall cancel and render such stock certificate void, and thereafter deliver to Stockholder a new stock certificate evidencing the Retained Shares.

1.6

Further Assurances. Each party to this Cancellation Agreement agrees that it will perform all such further acts and execute and deliver all such further documents as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Cancellation Agreement.

2.

MISCELLANEOUS

2.1

Captions. The captions used in this Cancellation Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Cancellation Agreement.

2.2

Parties in Interest. This Cancellation Agreement shall be binding upon and shall inure to the benefit of the parties to this Cancellation Agreement and their respective heirs, executors, administrators, successors and assigns.

2.3

Acknowledgements. Stockholder acknowledges that Stockholder has been advised by the Company to consult with Stockholder’s tax advisor to determine the tax consequences with respect to Stockholder of the actions and agreements provided herein, and that the Company shall not be responsible for any taxes owed by Stockholder arising from the actions and agreements provided herein.

2.4

Execution. This Cancellation Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. The exchange of copies of this Cancellation Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Cancellation Agreement as to the parties and may be used in lieu of the original Cancellation Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

2.5

Entire Agreement. This Cancellation Agreement contains the entire understanding of the parties to this Cancellation Agreement with respect to the subject matter contained herein. This Cancellation Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

2.6

Governing Law. This Cancellation Agreement shall be governed and construed in accordance with the substantive laws of the State of California, without regard to its principles of conflict of laws.

2.7

Jurisdiction and Venue. Any judicial proceedings brought by or against any party on any dispute arising out of this Cancellation Agreement or any matter related thereto shall be brought in the state or federal courts of California, and, by execution and delivery of this Cancellation Agreement, each of the parties accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Cancellation Agreement after exhaustion of all appeals taken (or by the appropriate appellate court if such appellate court renders judgment).

[Signature page follows]

IN WITNESS WHEREOF, the parties to this Cancellation Agreement have executed this Cancellation Agreement as of the Effective Date.

COMPANY:

HK BATTERY TECHNOLOGY, INC.,

a Delaware corporation

By:

/s/ Jianguo Xu

Jianguo Xu

Chief Executive Officer

STOCKHOLDER:

LIANYUNGANG HK NEW ENERGY VEHICLE SYSTEM INTEGRATION CORPORATION,

a company organized under the laws of the People’s Republic of China

By:

/s/ Zhenhua Chen

Zhenhua Chen

Executive Manager

999 Huanghai Road

Lianyungang Economic and Technological Development Zone, Lianyungang, Jiangsu, China